Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--October 28, 2010--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $4.7 million on revenue of $53.3 million for the quarter ended September 26, 2010. For the third quarter of 2009, the company reported an operating loss of $0.4 million on revenue of $42.4 million.

Gross margin for the third quarter of 2010 was $14.9 million, or 27.9% of revenue, compared to $10.4 million, or 24.5% of revenue, for the same quarter a year ago, reflecting a favorable mix of high-margin Communications Systems revenue, including strong AMTI amplifier revenue, and Battery & Energy Products manufacturing efficiencies notably in the company’s China operations. Included in gross margin for the third quarter last year was a $1.3 million gain related to the resolution of a trade dispute.

Operating expenses for the third quarter of 2010 totaled $10.2 million compared to $10.8 million a year ago. Net income for the third quarter of 2010 was $4.5 million, or $0.26 per share, compared to a net loss of $0.6 million, or $0.04 per share, for the same quarter in 2009.

For the nine months ended September 26, 2010, revenue was $128.8 million compared to $121.8 million for the same period a year ago. Operating income amounted to $6.0 million compared to an operating loss of $9.0 million for the first nine months of 2009. Net income was $4.8 million for the nine months ended September 26, 2010, or $0.28 per share, compared to a net loss of $10.1 million, or $0.59 per share, for the same period a year ago.

“During the third quarter we generated strong incremental returns on revenue growth,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Our focus on developing and selling higher-margin products with greater engineering content helped produce the third consecutive quarter of significant gross margin expansion. After taking into account the planned increase in product development, gross margin gains flowed through to operating income as we held firm on cost controls and realized operational efficiencies.

“Revenue grew by 26% year-over-year led by Communication Systems sales,” added Kavazanjian. “Absent orders for standard military batteries from the U.S. Defense Logistics Agency, Battery & Energy Products revenue increased by 32% as international defense order activity remained robust and volumes in our China operation continued to grow. Results in Energy Services were softer than expected, however, as standby power customers, still cautious about capital spending, delayed project implementations.”

“Our year-to-date performance puts us on track to deliver gross margin expansion and strong operating income growth in 2010. As we continue to generate positive cash flow from operations, we are also making solid progress toward our goal of sustaining a net positive cash position,” concluded Kavazanjian.

Outlook

The company reaffirms its 2010 forecast which calls for revenue in the range of $177 million to $182 million and operating income of approximately $7.0 million. Management cautions that the timing of orders and shipments may cause some variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended

	September 26,	September 27,	September 26,	September 27,
	2010	2009	2010	2009

Revenues:
Battery & energy products	$20,632	$24,809	$66,440	$73,435
Communications systems	30,180	12,228	54,488	33,850
Energy services	2,469	5,326	7,884	14,474
Total revenues	53,281	42,363	128,812	121,759

Cost of products sold:
Battery & energy products	16,151	19,553	51,958	60,083
Communications systems	19,536	7,955	35,000	23,640
Energy services	2,722	4,491	7,804	13,111
Total cost of products sold	38,409	31,999	94,762	96,834

Gross margin	14,872	10,364	34,050	24,925

Operating expenses:
Research and development	2,611	2,748	6,242	7,242
Selling, general, and administrative	7,545	8,020	21,827	26,669
Total operating expenses	10,156	10,768	28,069	33,911

Operating income (loss)	4,716	(404)	5,981	(8,986)

Other income (expense):
Interest income	-	16	2	20
Interest expense	(253)	(470)	(972)	(1,002)
Miscellaneous	449	350	370	152
Income (loss) before income taxes	4,912	(508)	5,381	(9,816)

Income tax provision-current	130	17	164	19
Income tax provision-deferred	284	88	406	272
Total income taxes	414	105	570	291

Net income (loss)	4,498	(613)	4,811	(10,107)

Net (income) loss attributable to noncontrolling interest	28	8	22	26

Net income (loss) attributable to Ultralife	$4,526	$(605)	$4,833	$(10,081)

Net income (loss) attributable to Ultralife common shareholders - basic	$0.26	$(0.04)	$0.28	$(0.59)
Net income (loss) attributable to Ultralife common shareholders - diluted	$0.26	$(0.04)	$0.28	$(0.59)

Weighted average shares outstanding - basic	17,225	16,921	17,131	16,996
Weighted average shares outstanding - diluted	17,449	16,921	17,136	16,996

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	September 26,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$7,568	$6,094
Trade accounts receivable, net	29,855	32,449
Inventories	38,037	35,503
Prepaid expenses and other current assets	2,369	1,912
Total current assets	77,829	75,958

Property and equipment	14,818	16,648

Other assets
Goodwill, intangible and other assets	38,373	38,560

Total Assets	$131,020	$131,166

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$12,143	$19,082
Accounts payable	16,951	19,177
Other current liabilities	12,031	9,875
Total current liabilities	41,125	48,134

Long-term liabilities:
Long-term debt and capital lease obligations	303	267
Other long-term liabilities	5,032	4,651
Total long-term liabilities	5,335	4,918

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,863	1,831
Capital in excess of par value	170,725	169,064
Accumulated other comprehensive loss	(1,220)	(1,256)
Accumulated deficit	(79,188)	(84,021)
	92,180	85,618
Less -- Treasury stock, at cost	7,652	7,558
Total Ultralife equity	84,528	78,060
Noncontrolling interest	32	54
Total shareholders' equity	84,560	78,114

Total Liabilities and Shareholders' Equity	$131,020	$131,166

CONTACT:
Company:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening, 212-838-3777
jburfening@lhai.com